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                                                                    Exhibit 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated February 24, 1998 (except with respect to the matters discussed in Note 19, as to which the date is March 17, 1998), and to all references to our Firm included in or made part of this Registration Statement.




Arthur Andersen LLP


Chicago, Illinois
June 8, 1998